Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129751, 333-129757, 333-129758, 333-151082 and 333-185553) and Form S-3 (No. 333-182193) of IHS Inc. of our report dated June 3, 2013 relating to the financial statements of R. L. Polk & Co., which appears in the Current Report on Form 8-K of IHS Inc. dated July 16, 2013.

/s/ PricewaterhouseCoopers LLP

September 24, 2013